Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Cynthia Martinez
305-982-2458
cynthiamartinez@rccl.com

  Investor Relations Contact: Carol Cabezas
305-982-2625
ccabezas@rccl.com

For Immediate Release

ROYAL CARIBBEAN APPOINTS MARITZA G. MONTIEL TO BOARD OF DIRECTORS

MIAMI, December 16, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced the appointment of Maritza G. Montiel, retired Deputy Chief Executive Officer and Vice Chairman, Deloitte LLP, to its Board of Directors.   Her appointment is effective as of December 18.

“It is my pleasure to welcome Ms. Montiel to our board of directors,” said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd. "Her 35 years of involvement in professional services, as well as her experience advising Fortune Global 500 companies in numerous industries, will be a valuable addition to the board.”

Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 until her retirement in May 2014. Prior, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011, and Regional Managing Partner from 2001 to 2009. During Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor.  Montiel currently serves on the Boards of Directors of AptarGroup, Inc. and McCormick & Company.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, and CDF Croisieres de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 43 ships with an additional six under construction contracts, and two on firm order.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com,  www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com  or www.rclinvestor.com.

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